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                                                                     EXHIBIT 3.3

                                 FIRST AMENDMENT
                                       TO
                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                       OF
                                SARDY HOUSE, LLC


         This First Amendment to Limited Liability Company Agreement of Sardy House, LLC (this "Amendment") is executed this 20th day of May 2003, by Block 66, LLC ("Manager"), as manager of the Sardy House, LLC (the "Company"), and by North and South Aspen, LLC ("Member"), as sole member of the Company.

                                    RECITALS

         A. The Member formed the Company by filing Articles of Organization on February 4, 2003 with the Colorado Secretary of State, and by executing the Limited Liability Company Agreement as of March 21, 2003 (the "Agreement"). Terms defined in the Agreement shall have the same meaning in this Amendment unless otherwise defined herein.

         B. Member and Manager now desire to amend the Agreement as set forth below.

         C. In accordance with sections 14.2 and 7.7 of the Agreement, Member hereby waives notice of any meeting, and consents to and approves the action taken in this Amendment.

                                    AGREEMENT

         Now, therefore, in consideration of the mutual promises and other valuable consideration, the parties agree as follows:

         1. Amendments.

                  a. Article 1, DEFINITIONS, "Carriage House Inn," is deleted and replaced in its entirety with the following:

                  "'Carriage House Inn' means the eight-room lodging facility, excluding the Carriage House Residence, located on the real property apart from the Main Residence."

                  b. Article 1, DEFINITIONS, "Residence Calendar," is deleted and replaced in its entirety with the following:

                  "'Residence Calendar' means the calendar prepared annually by the Manger and circulated to the Members in late fall, which describes the Exclusive Weeks available for selection and confirms the selection priority of the Members. The 50 Exclusive Weeks in each Residence Calendar will generally run between May 1 to May 1 as adjusted to commence at the beginning of an Exclusive Week and end after the expected winter closing date for the Aspen



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                  Mountain ski season. The Manager shall set aside two weeks (or three weeks in certain years) each calendar year for maintenance, repairs and other improvements to the Property."

                  c. In Article 1, DEFINITIONS, "Manager," the reference to "Frank Peters and Daniel Delano" is deleted and replaced with reference to "Frank S. Peters and Daniel D. Delano."

                  d. In Section 4.5, "Required Additional Capital
         Contributions," the phrase in the first sentence of "as approved by the Members by Majority Vote of the Units," is deleted and replaced with the phrase "as approved by the Members by Two-Thirds Vote of the Units."

                  e. Section 4.7, "Issuance of Other Securities," is deleted in its entirety.

                  f. In Section 4.8(iii), "Withdrawals and Interest," the reference to "Article 11" is deleted and replaced with reference to "Article 12."

                  g. In Section 4.9, "Legend," the reference to "March 31, 2003," is deleted and replaced with reference to "March 21, 2003."

                  h. Section 8.3, "Priority Confirmation of Exclusive Weeks," is deleted and replaced in its entirety with the following:

                  "Upon admission as a Member, each Member will be designated a "Selection Number" between 1 and 25, for each Unit owned by the Member, which number shall be permanently attached to each Unit. After the close of the selection period, the Manager will begin booking each Member's four requested Exclusive Weeks by utilizing a rotational selection system over four rounds. Priority selections for the two Exclusive Weeks in the Main Residence occur in two rounds with each round using a reversed priority. For example, in Year 1, the Member with Selection Number "1" will have the highest priority in the first Main Residence selection round, but the same Member will have the lowest priority in the second Main Residence selection round. This same reversed priority system applies to the third and fourth rounds when two Exclusive Weeks in the Carriage House Residence are selected. In Year 2, and following each subsequent year thereafter, the Selection Numbers will be rotated so that Members will have a different priority in the first Main Residence selection round, and an equivalent reverse priority in the second Main Residence selection round. A Member owning more than one Unit may use his or her multiple Selection Numbers in a single round to request consecutive Exclusive Weeks in a Residence by asking the Manager to reserve certain consecutive Exclusive Weeks during



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                  the Member's highest priority Selection Number in a round and by foregoing the equivalent number of other Selection Numbers held in that round. The Member may not, however, request reservations for both those Exclusive Weeks that include Christmas Day and New Years' Day during the first Main Residence selection round or during the first Carriage House Residence selection round. The initial twenty-five years of the rotational selection system is illustrated in Exhibit A attached hereto."

                  i. In Section 8.5, "Internal Trades and External Exchanges," the last sentence is deleted and replaced in its entirety with the following, and the remainder of the Section shall remain unaltered and unchanged:

                  "This Section does not restrict a Member from permitting his or her Unaccompanied Guests (including those guests for which the Member has received other accommodations through an informal direct trade) to use a Residence during a confirmed Exclusive Week in accordance with this Agreement."

                  j. In Section 9.4(i), "Timing of Allocations and Distributions," the first sentence of subsection (i) is deleted and replaced in its entirety with the following, and the remainder of the Section shall remain unaltered and unchanged:

                  "Distributions shall be considered and made by the Manager annually in the month of December, in accordance with this Article."

                  k. Section 11.2, "Basis Adjustment on Transfer of Units," is deleted and replaced in its entirety with the following:

                  "Upon the event of a transfer by the Initial Member to any new Member, if determined to be advantageous by the Company's accountants and attorneys, the Company shall elect pursuant to Code Section 754 to adjust the basis of the Company Property. If any Member transfers all or part of its Units, any basis adjustment from such transfer, whether made under Code Section 754 or otherwise, shall be allocated solely to the transferee."

                  k. In Section 14.2, "Amendments by Members," the first sentence is deleted and replaced in its entirety with the following, and the remainder of the Section shall remain unaltered and unchanged:

                  "A proposed amendment to the Articles of Organization and this Operating Agreement must be approved by the Members, except as expressly permitted herein."



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         2. Incorporation. The terms and provisions of Paragraph 1 of this
Amendment are hereby incorporated into the Agreement and, except for the amendment herein contained, all of the terms and provisions of the Agreement shall remain in full force and effect, unaltered and unchanged by this Amendment. To the extent that the terms and provisions of this Amendment conflict with the terms and provisions of the Agreement, the terms and provisions of this Amendment shall control.

         3. Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed for all purposes to be an original, and all counterparts shall together constitute but one and the same Amendment.



                  IN WITNESS WHEREOF, the parties hereto, intending legally to be bound hereby, have executed this First Amendment to Limited Liability Company Agreement of Sardy House, LLC as of the date first above written.


                                       MEMBER:

                                       NORTH AND SOUTH ASPEN, LLC, a Colorado
                                       limited liability company


                                       By: /s/ DANIEL D. DELANO
                                          --------------------------------------




                                       MANAGER:

                                       BLOCK 66, LLC, a Colorado limited
                                       liability company


                                       By: /s/ FRANK S. PETERS
                                          --------------------------------------



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